EXHIBIT 4.4

                               FIRST AMENDMENT TO
                         WINTRUST FINANCIAL CORPORATION
                            1997 STOCK INCENTIVE PLAN

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                                                                     EXHIBIT 4.4


                               FIRST AMENDMENT TO
                         WINTRUST FINANCIAL CORPORATION
                           1997 STOCK INCENTIVE PLAN


     WHEREAS, Wintrust Financial Corporation (the "Company") maintains the Wintrust Financial Corporation 1997 Stock Incentive Plan (the "Plan");

     WHEREAS, the Board of Directors and the Shareholders of the Company have approved a proposal to amend the Plan to increase the number of shares authorized for issuance thereunder by an additional 450,000 shares of Common Stock;

     NOW, THEREFORE, the Board of Directors of the Company declares that the Plan, in accordance with paragraph 9 of the Plan, be and hereby is amended, effective as of May 25, 2000, as follows:


     By substituting the following for paragraph 5 of the Plan:

               "5. Stock Subject to the Provisions of this Plan. The stock subject to the provisions of this Plan shall be shares of authorized but unissued Common Stock. Subject to adjustment in accordance with the provisions of Section 10, the total number of shares of Common Stock which may be issued under the Plan or with respect to which Awards may be granted shall not exceed 2,387,359 shares, including for this purpose the 1,777,359 shares heretofore authorized and available for issuance under the Predecessors Plans. All shares available for issuance under the Plan may be issued with respect to incentive stock options. Upon:

               (a)  a payout of an Award in the form of cash;

               (b) a cancellation, termination, expiration, forfeiture, or lapse for any reason (with the exception of the termination of a tandem Award upon exercise of the related Award, or the termination of a related Award upon exercise of the corresponding tandem Award) of any Award; or

               (c) payment of an option price, and/or payment of any taxes arising upon exercise of an option or payout of any Award, with previously acquired shares or by withholding shares which otherwise would be acquired on exercise or issued upon such payout, then the number of shares of Common Stock underlying any such Award which were not issued as a result of any of the foregoing actions shall again be available for the purposes of Awards under the Plan."

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